Exhibit (i)(d)
December 21, 2006
Legg Mason Partners
Variable Portfolios II
125 Broad Street
New York, NY 10004
Willkie Farr & Gallagher
787 Seventh Avenue
New York NY 10019-6099
Ladies and Gentlemen:
As Massachusetts counsel to Legg Mason Partners Variable Portfolios II (the “Trust”), a voluntary association with transferable shares commonly referred to as a “Massachusetts business trust” (the “Trust”), we have been asked to render our opinion in connection with the registration of an unlimited number of Class II shares of beneficial interest, all with $0.001 par value per share, of the Trust (the “Shares”) representing interests in Legg Mason Partners Variable Portfolios II, a series of the Trust, as more fully described in the prospectus and statement of additional information relating to the Shares contained in Post-Effective Amendment No. 35 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A (Registration No. 33-40603) to be filed by the Trust with the Securities and Exchange Commission.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust. In addition, we have assumed that the Shares will be sold for such consideration and in accordance with such terms as set forth in the prospectus and statement of additional information relating to the Shares in effect at the time of sale, but not for less than the then-current par value of such Shares, and that ownership of the Shares will be duly recorded in the books of the Trust. The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.
Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.
We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
Sincerely,
GOODWIN PROCTER LLP